SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2005

EMBREX, INC.

(Exact name of registrant as specified in its charter)

North Carolina	000-19495	56-1469825
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1040 SWABIA COURT, DURHAM, NORTH CAROLINA 27703

(Address of principal executive offices)

(919) 941-5185

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 10, 2005 the Board of Directors (the “Board”) of Embrex, Inc. (the “Company”) approved the amendment and restatement of the Embrex, Inc. Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan (the “Plan”). The amendment to the Plan became effective as of the date of the Board action.

The amendment to the Plan enables the Compensation Committee of the Board (the “Committee”) to also make discretionary grants of restricted stock units and stock appreciation rights to employees, directors and other service providers of the Company. Prior to this amendment, the Plan only permitted grants of stock options and stock awards to such persons. Restricted stock units and stock appreciation rights granted under the Plan are subject to the terms and conditions of the Plan applicable to all awards granted under the Plan. The amendment to the Plan does not affect options and stock awards granted under the Plan.

Subject to the Plan, restricted stock units and stock appreciation rights entitle grantees to receive shares of common stock of the Company at such times and on such terms as may be determined by the Board or the Committee, including vesting upon service or the attainment of performance goals. Stock appreciation rights are settled in shares of common stock equal in value on the date of exercise to the increase in the value of the underlying stock from the date of grant until the date of exercise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMBREX, INC.

	By:	/s/ Randall L. Marcuson
	Name:	Randall L. Marcuson
Dated: February 16, 2005	Title:	President and Chief Executive Officer

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